EXHIBIT 99.(a)

FOR IMMEDIATE RELEASE

[January 30, 2003]

THE WALT DISNEY COMPANY REPORTS EARNINGS FOR THE
QUARTER ENDED DECEMBER 31, 2002

BURBANK, Calif. – The Walt Disney Company today reported earnings for the quarter ended December 31, 2002.

Revenues increased 6% to $7.5 billion and segment operating income increased 3% to $778 million for the quarter. Net income and earnings per share were $256 million and $0.13, respectively, compared to $438 million and $0.21 in the prior-year quarter. These results are reduced by the previously announced after-tax charge of $83 million, or $0.04 per share, for the write-off of an investment in aircraft leveraged leases with United Airlines. In the prior year quarter, net income and earnings per share were $438 million and $0.21, respectively. The prior-year quarter includes a gain of $216 million ($0.06 per share) resulting from the sale of shares of Knight-Ridder, Inc. held by the company1. Excluding the aircraft lease charge in the current year and the Knight-Ridder gain in the prior year, earnings per share for the current quarter would have been $0.17 versus a prior year figure of $.15, an increase of 13%.

1 Due to rounding, the impact of the Knight-Ridder gain was $0.06 per share for the first quarter of fiscal 2002 and $0.07 for the full year.

“In recent years Disney has put significant investment into building the strength and scope of its tremendous collection of branded assets and going forward we are committed to driving shareholder value by capitalizing on those investments. Our most recent quarter’s results, especially the strength of the Disney Parks in the face of continued economic softness, are further evidence of the soundness of our strategic plan,” said Michael Eisner, chairman and chief executive officer.

“We still have a number of challenges ahead of us, but we remain convinced of the extraordinary potential of our businesses. Assuming a continued gradual improvement in the economic climate, we continue to target earnings per share growth from our operations of 25 - 35 percent this year, and similar growth in 2004.”

Operating Results

Media Networks

Media Networks revenues for the quarter increased 9% to $3.2 billion, and segment operating income decreased 7% to $225 million. See Table A for further detail of Media Networks results.

Improved broadcasting results for the quarter reflected lower programming costs and higher advertising revenues due to an improved advertising marketplace and performance at the ABC television network. The stronger advertising market also benefited the Company’s owned television and radio stations. Higher political advertising also contributed to improvements at the owned television stations.

Cable results for the quarter were down significantly from the prior year, reflecting higher programming costs for NFL, MLB and NBA sports programming, partially offset by higher advertising and affiliate revenue.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 8% to $1.5 billion and segment operating income increased 20% to $225 million.

Parks and Resorts results for the quarter reflected higher guest spending and theme park attendance at both the Walt Disney World Resort and the Disneyland Resort. Higher guest spending at Walt Disney World reflected increased visitation by international and domestic tourists, who spend more than local guests on average per visit, as well as ticket and other price increases in the fourth quarter of the prior year. At Disneyland Resort, higher guest spending was driven by ticket price increases in the second quarter of the prior year as well as reduced promotional programs during the quarter. Guest spending at both Walt Disney World and Disneyland in the current quarter also benefited from a reduction in special ticketing and other promotional programs.

Increased attendance for the quarter at Walt Disney World reflected cancellations, deferrals and reduced travel in the prior-year quarter. At the Disneyland Resort, higher attendance was driven by strong local attendance, reflecting the continued success of the Annual Passport program, as well as the opening of “a bug’s land” at Disney’s California Adventure in the current quarter and increased visitation by international tourists.

These increases were partially offset by higher operating costs and marketing expenses at both the Walt Disney World Resort and Disneyland Resort. Higher operating costs at Walt Disney World and Disneyland were driven by increased guest volume, as well as higher insurance and employee benefit costs.

Studio Entertainment

Studio Entertainment revenues increased 7% to $1.9 billion and segment operating income decreased 7% to $138 million, respectively.

Studio Entertainment results for the quarter were primarily driven by a decrease in worldwide theatrical motion picture distribution partially offset by an increase in worldwide home video. In worldwide theatrical distribution, the current period success of Sweet Home Alabama, The Santa Clause 2 and Signs was more than offset by soft performances of Treasure Planet and The Hot Chick. Additionally, the prior-year quarter benefited from the success of Monsters, Inc. Worldwide home video results reflected strong DVD and VHS performances of Lilo & Stitch and Beauty & the Beast, as well as strong sales of DVD live-action titles, compared to the prior year which included Snow White and the Seven Dwarfs, The Princess Diaries, and Pearl Harbor.

Consumer Products

Revenues for the quarter decreased 6% to $787 million and segment operating income increased 9% to $190 million.

Results for the quarter were driven by increases in worldwide merchandise licensing revenue, improvements at Disney Interactive, due to the success of the Kingdom Hearts video game, and cost savings, and growth at Disney Publishing reflecting strong performance in Europe. These increases were partially offset by decreases at the Disney Stores, reflecting a soft retail market in North America and lower sales internationally due to the sale of the Disney Store business in Japan during the third quarter of the prior year.

Corporate and Unallocated Shared Expense

Corporate and unallocated shared expense decreased 2% to $102 million from the prior-year quarter. The decrease was primarily due to the absence of certain costs reflected in the prior year for brand promotion initiatives that have concluded. This decrease was partially offset by increased costs for new finance and human resource information technology systems intended to improve productivity and reduce cost.

Net Interest Expense and Other

Net interest (expense) and other is as follows:

	Quarter Ended December 31,
	2002	2001
Interest expense	$(187)	$(169)
Interest and investment income (loss)	(109)	224

Net interest expense and other	$(296)	$55

Net interest expense and other was $296 million for the quarter, compared to income totaling $55 million in the prior-year quarter. Interest and investment income and loss include the $114 million United write-off in the current quarter and the $216 million Knight-Ridder gain in the prior-year quarter. Higher interest expense was primarily due to a full quarter of the incremental borrowings from the ABC Family acquisition which closed midway through the prior-year quarter.

Equity in the Income of Investees

Income from equity investees, consisting primarily of Euro Disney, A&E Television, Lifetime Television and E! Entertainment Television,

increased 29% to $90 million for the quarter primarily due to an increase in advertising revenue at the cable channel investments.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including further restructuring or strategic initiatives and actions relating to the Company’s strategic sourcing initiative, as well as from developments beyond the Company’s control, including international, political and military developments that may affect travel and leisure businesses generally; changes in domestic and global economic conditions that may, among other things, affect the performance of the Company’s theatrical and home entertainment releases, the advertising market for broadcast and cable television programming and consumer products. Changes in domestic competitive conditions and technological developments may also affect performance of all significant Company businesses.

The Walt Disney Company
CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended December 31,
	2002	2001

Revenues	$7,466	$7,016

Costs and expenses	(6,790)	(6,367)

Amortization of intangible assets	(5)	(3)

Net interest (expense) and other	(296)	55

Equity in the income of investees	90	70

Income before income taxes and minority interests	465	771

Income taxes	(187)	(299)

Minority interests	(22)	(34)

Net income	$256	$438

Earnings per share (basic and diluted)	$0.13	$0.21

Average number of common and common equivalent shares outstanding:
Diluted	2,044	2,040

Basic	2,042	2,039

THE WALT DISNEY COMPANY SEGMENT RESULTS
For the Quarter Ended December 31
(unaudited, in millions)

	2002	2001	Change
Revenues:
Media Networks	$3,240	$2,976	9%
Parks and Resorts	1,548	1,433	8%
Studio Entertainment	1,891	1,773	7%
Consumer Products	787	834	(6)%

	$7,466	$7,016	6%

Segment operating income: (1)
Media Networks	$225	$242	(7)%
Parks and Resorts	225	187	20%
Studio Entertainment	138	149	(7)%
Consumer Products	190	175	9%

	$778	$753	3%

The Company evaluates the performance of its operating segments based on segment operating income. A reconciliation of segment operating income to income before income taxes and minority is as follows:

	2002	2001
Segment operating income	$778	$753
Corporate and unallocated shared expenses	(102)	(104)
Amortization of intangible assets	(5)	(3)
Net interest (expense) and other	(296)	55
Equity in the income of investees	90	70

Income before income taxes and minority interests	$465	$771

(1)	Segment earnings before interest, income taxes, depreciation and amortization (EBITDA) which is segment operating income adjusted to exclude depreciation is as follows:

	2002	2001
Media Networks	$267	$288
Parks and Resorts	395	348
Studio Entertainment	147	160
Consumer Products	205	188

	$1,014	$984

Management believes that segment EBITDA provides additional information useful in analyzing the underlying business results. However, segment EBITDA is a non-GAAP financial metric and should be considered in addition to, not as a substitute for, reported segment operating income.

Table A

MEDIA NETWORKS
(unaudited, in millions)

Quarter Ended December 31	2002	2001	% Change

Revenues:

Broadcasting	$1,564	$1,464	7%

Cable Networks	1,676	1,512	11%

	$3,240	$2,976	9%

Segment operating income (loss):

Broadcasting	$38	$(77)	n/m

Cable Networks	187	319	(41)%

	$225	$242	(7)%

EBITDA:

Broadcasting	$58	$(52)	n/m

Cable Networks	209	340	(39)%

	$267	$288	(7)%

Management believes that segment EBITDA provides additional information useful in analyzing the underlying business results. However, segment EBITDA is a non-GAAP financial metric and should be considered in addition to, not as a substitute for, reported segment operating income.

Table B

The following table reflects pro forma net income and earnings per share had the Company elected to record stock option expense based on the fair value approach methodology:

	Quarter Ended December 31,
	2002	2001
Net income:
As reported	$256	$438
Pro forma after option expense	186	369
Diluted earnings per share:
As reported	0.13	0.21
Pro forma after option expense	0.09	0.18

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The pro forma amounts assume that the Company had been following the fair value approach since the beginning of fiscal 1996.

Fully diluted shares outstanding and diluted earnings per share include the effect of in-the-money stock options calculated based on the average share price for the period. The dilution from employee options increases as the Company’s share price increases, as shown below:

Disney Share Price	Total In-the-Money Options	Incremental Diluted Shares (1)	Percentage of Average Shares Outstanding	Hypothetical Q1 2003 EPS Impact (3)

$17.21	3 mil	— (2)		$0.00
25.00	97 mil	9 mil	.46%	(0.01)
30.00	127 mil	19 mil	.95%	(0.01)
40.00	198 mil	43 mil	2.09%	(0.01)
50.00	206 mil	60 mil	2.92%	(0.01)

(1)
Represents the incremental impact on fully diluted shares outstanding assuming the average share prices indicated, using the treasury stock method. Under the treasury stock method, the tax effected proceeds that would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares

(2)
Fully diluted shares outstanding for the quarter ended December 31, 2002 total 2,044 million and include the dilutive impact of in-the-money options at the average share price for the period of $17.21. At the average share price of $17.21, the dilutive impact of in-the-money options was 2 million shares for the quarter

(3)	Based upon Q1 2003 earnings of $256 million or $0.13 per share